EXHIBIT 99.1

FOR IMMEDIATE RELEASE

June 25, 2003

        CONTACT: Thomas V. Brown

President and Chief Executive Officer

(770) 948-3101

CARAUSTAR INDUSTRIES, INC. OBTAINS NEW

$75 MILLION SENIOR CREDIT FACILITY

ATLANTA, Georgia – Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced it has obtained a new $75 million asset-based revolving credit facility effective June 24, 2003. The new three-year facility, with a syndicate of financial institutions, is secured primarily by accounts receivable and inventory and will be used to refinance an existing revolving credit facility, issue standby or commercial letters of credit, and finance ongoing working capital needs. The facility includes restrictions and covenants that are customary for asset-based facilities. As discussed in previous releases and filings, Caraustar expects that the new facility will provide increased liquidity, lower interest rates, and complement the company’s ongoing business restructuring efforts.

Caraustar, a recycled packaging company, is one of the largest and most cost-effective manufacturers and converters of recycled paperboard and packaging products in the United States. The company has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled paperboard product markets: tubes, cores and cans; folding cartons and custom packaging; gypsum wallboard facing paper; and miscellaneous “other specialty” and converted products.

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs, including statements regarding the expected uses and benefits of its new $75 million senior credit facility. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors, including, but not limited to, unexpected liquidity needs, fluctuations in raw material prices and energy costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, demand for the company’s products, changes in government regulations, and the company’s ability to service its substantial indebtedness. Additional relevant risk factors that could cause actual results to differ materially are discussed

PHONE 770 . 948 . 3101    •    P.O. BOX 115    •    AUSTELL, GA 30168-0115

3100 JOE JERKINS BOULEVARD    •    AUSTELL, GA 30106-3227

Caraustar Industries, Inc.

June 25, 2003

in the company’s registration statements and reports filed with the Securities and Exchange Commission, which are available from the company. These documents also may be examined at public reference facilities maintained by the Securities and Exchange Commission or, to the extent filed via EDGAR, accessed through the Web Site of the Securities and Exchange Commission (http://www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services. For additional information on the company, please visit www.caraustar.com.

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